Janet Nittmann

jnittmann@doversaddlery.com

Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Third Quarter 2007 Financial Results

LITTLETON, MA – November 8, 2007 Dover Saddlery, Inc. (NASDAQ:DOVR), the leading multi-channel retailer of equestrian products, today reported financial results for the third quarter ended September 30, 2007.

Total revenues for the third quarter increased 15.8% to $19.9 million, compared to $17.2 million for the same period in 2006. Retail store revenues increased 49%, or $1.8 million, to $5.6 million. Same store sales increased 8.5% compared with the third quarter of 2006.

Net income for the third quarter of 2007 increased 124% to $444,000, or $0.08 per diluted share, compared to $198,000 or $0.04 per diluted share for the third quarter of 2006. Gross profit as a percentage of revenues increased to 37.0% from 36.6% in the third quarter of the prior year.

“We are pleased with the results of the third quarter of 2007. We now have a total of ten stores opened and are pleased to report that our store location model is being proven by healthy store sales. We had an extremely successful Grand Opening of our new Dallas store in mid-September and this store is performing very well,” said Stephen L. Day, president and CEO of Dover Saddlery. “We are currently considering new store locations with the plan to open between four and six stores in 2008.”

Year-to-Date Results

For the first nine months of 2007, total revenue increased 12.4 % to $58.5 million and revenues from the retail channel increased 62.8% to $14.2 million. After adjustment for cannibalization, same store sales increased 7.1% over the first nine months of 2006. Net loss for the first nine months of 2007 was ($94,000) or ($0.02) per diluted share, compared to a net income of $841,000 or $0.16, per diluted share for the first nine months of 2006. This change of $935,000 is largely attributable to the cumulative after-tax impact of $600,000 from the Goldsmith Agio Helms settlement and related legal costs. During the first nine months of 2007, Dover Saddlery opened four stores, compared with one new store opening in the first nine months of 2006.

Business Outlook 2007

The Company currently expects that total 2007 revenues will range from $79 million to $83 million. Increased revenues are expected to come mainly from the retail channel.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast today at 5:00 p.m. Eastern Standard Time (EST) to discuss its third quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 8:00 p.m. November 8 until midnight, November 15, by dialing 719/457-0820 and entering pass code 5148605

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on file with the Securities and Exchange Commission and in subsequent periodic reports filed with the SEC.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share data, un-audited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006
Revenues, net- direct	14,318	13,433	44,279	43,289
Revenues, net – retail stores	5,593	3,759	14,189	8,717

Revenues, net — total	$19,911	$17,192	$58,468	$52,006
Cost of revenues	12,541	10,896	36,854	33,252

Gross profit	7,370	6,296	21,614	18,754
Selling, general and administrative expenses	6,220	5,751	19,906	16,685
Litigation settlement expense	—	—	700	—

Income from operations	1,150	545	1,008	2,069
Interest expense, financing and other related costs, net	445	248	1,158	680

Income (loss) before provision for income taxes	705	297	(150)	1,389
Provision (benefit) for income taxes	261	99	(56)	548

Net income (loss)	$444	$198	$(94)	$841

Net income (loss) per share
Basic	$0.09	$0.04	$(0.02)	$0.17

Diluted	$0.08	$0.04	$(0.02)	$0.16

Number of shares used in per share calculations
Basic	5,089,000	5,074,000	5,079,000	5,074,000
Diluted	5,367,000	5,222,000	5,079,000	5,231,000
Other Operating Data:
Number of retail stores(1)	10	5	10	5
Capital expenditures	126	571	795	733
Gross profit margin	37.0%	36.6%	37.0%	36.1%

(1)	Includes the new Dover stores in Chantilly, VA, and Lexington, VA opened in Q1 2007, and the Charlottesville, VA store opened in Q2 2007, and the Dallas, TX store opened in Q3 2007.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	Sept. 30,	Dec. 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167	$101
Accounts receivable	1,113	795
Inventory	18,768	14,811
Prepaid catalog costs	2,079	2,133
Prepaid expenses and other current assets	1,522	988

Total current assets	23,649	18,828
Net property and equipment	3,233	2,832
Other assets:
Deferred income taxes	466	297
Other assets, net	560	642
Goodwill	14,267	14,267

Total other assets	15,293	15,206

Total assets	$42,175	$36,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term bank borrowings	$2,256	$1,768
Accounts payable	3,481	3,508
Accrued expenses and other current liabilities	3,463	3,355
Income taxes payable	—	282
Deferred income taxes	131	206

Total current liabilities	9,331	9,119
Long-term liabilities:
Revolving line of credit, net of current portion	11,000	5,900
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	131	117

Total long-term liabilities	14,131	9,017
Stockholders’ equity
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,105,318 as of September 30, 2007 and 5,074,344 December 31, 2006	1	1
Additional paid in capital	43,964	43,887
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(19,170)	(19,076)

Total stockholders’ equity	18,713	18,730

Total liabilities and stockholders’ equity	$42,175	$36,866